Exhibit 10.1

Employment Agreement

between

PartnerRe Holdings Europe Limited, Zurich Branch

Bellerivestrasse 36

CH-8008 Zurich

Switzerland

(the “Company”)

and

Emmanuel Clarke

At the address maintained in the Company’s employment records.

(the “Executive”)

This Employment Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Executive under Swiss law.

1.	FUNCTION AND FIELD OF ACTIVITY

(a)	The Executive shall serve as Chief Executive Officer of the Company and shall report directly to the Chief Executive Officer of PartnerRe Ltd. (the “CEO”). The Executive shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with such positions, as well as such other reasonable duties and services consistent with such position with a multi-national reinsurance company and as may be prescribed from time to time by the CEO. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with all Company policies and any other reasonable guidelines provided to the Executive by the CEO.

(b)	Subject to (a) above, the Executive also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation.

(c)	Except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Executive shall be permitted to devote a reasonable amount of his business time, conducted simultaneously with the discharge of his duties to the Company and with the prior consent of the CEO, to (a) the management of personal and family investments and affairs, (b) serving on the board of directors and/or acting as an officer of any not-for-profit entities that are not engaged in businesses similar to the Company or (c) serving on the board of directors of any private or public companies that are not engaged in businesses similar to the Company; provided that such activities do not materially interfere or affect the duties of the Executive owed to the Company.

(d)	In connection with the Executive’s employment by the Company, the Executive shall generally perform his duties in Zurich, Switzerland, except for reasonably necessary travel on business and in connection with the performance of his duties hereunder and with the understanding that he may perform his duties hereunder at such places as are mutually agreed upon with the CEO.

(e)	The Company has the right to assign other duties and responsibilities to the Executive which are in line with the Executive’s formation and skills.

2.	RELEVANCE OF ARTICLES OF INCORPORATION AND REGULATIONS

The Company’s articles of incorporation and regulations, as amended from time to time, are an integral part of this Agreement (Annexes 1 and 2).

3.	EFFECTIVE DATE

(a)	This Employment Agreement is entered into for an indefinite term. The Executive shall start working on September 1, 2010.

(b)	The Executive’s original employment start date with PartnerRe Ltd. of May 2, 1995 will be maintained for the calculation of service related benefits.

4.	TERMINATION

(a)	Ordinary Termination: This Employment Agreement may be terminated by either party upon twelve (12) months’ notice, effective as of the end of the month.

(b)	Notice of Termination: Any termination of the Executive’s employment by the Company or by the Executive (other than for death) shall be communicated by written Notice of Termination to the other party hereto.

(c)	Extraordinary Termination with immediate effect: The Parties reserve the right to terminate the employment with immediate effect for valid reasons according to Art. 337 Swiss Code of Obligations. A valid reason is considered to be any circumstance under which the terminating party may no longer be reasonably expected to continue the employment relationship.

(d)	Removal from Boards and Positions: If the Executive’s employment is terminated for any reason under this Agreement, he shall immediately upon first request of the Company resign (i) if a director, from the Board or Board of Directors of any subsidiary or affiliate of PartnerRe Ltd., (ii) from any position with PartnerRe Ltd. or any subsidiary or affiliate of PartnerRe Ltd., including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

5.	COMPENSATION

(a)	Base Salary: During the term of the Executive’s employment hereunder, the Company shall pay to the Executive a gross annual base salary in the initial amount of CHF 593,000. The initial base salary and any adjustments to the initial base salary shall be approved by the Compensation Committee of PartnerRe Ltd.’s Board of Directors (the “Compensation Committee”) (which salary, as adjusted from time to time, is referred to herein as “Base Salary”). The Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary may be increased (but not decreased) annually at the discretion of the Compensation Committee. Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b)	Annual Incentive: During the term of the Executive’s employment hereunder, the Executive will be eligible to receive annual incentive compensation in an amount based upon PartnerRe’s then applicable fiscal year determined in the sole discretion of the Compensation Committee in accordance with PartnerRe’s Annual Incentive Guidelines (the “Annual Incentive”; Annex 3). The Executive’s target Annual Incentive as a percentage of his Base Salary shall be 100% (the “Target Annual Incentive”). In no event shall the Annual Incentive be paid later than March of the year following the year with respect to which such Annual Incentive is payable.

For the fiscal year 2010, the Annual Incentive shall be prorated for time as CEO of PartnerRe Global.

(c)	Equity: The Executive will be eligible to participate in the equity plans of PartnerRe Ltd. (the “Plans”; Annex 4). The Executive shall receive equity awards at the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans and any agreement executed by the Executive in connection therewith (any such agreement, an “Equity Award Agreement”).

(d)	Promotion Equity Award: The Executive shall be entitled to 12,500 SARs on promotion to CEO of PartnerRe Global.

(e)	Benefit Plans: During the term of this Agreement, in addition to the benefit plans applicable in Switzerland, the Executive shall be eligible to participate in all of the applicable benefit plans and perquisite programs of the Company that are available to other executives of the Company, as applicable, on the same terms as such other executives (“Benefit Plans”). The Company may at any time or from time to time amend, modify, suspend or terminate any Executive benefit plan, program or arrangement so long as such amendment, modification, suspension or termination affects all executives similarly. A list of the current Benefit Plans, in which the Executive is eligible to participate, is set forth on the attached Schedule.

6.	COMPENSATION UPON RETIREMENT

If the Executive’s employment terminates as a result of his retirement on or after attaining retirement age, as defined by the policy in place in the Executive’s country of employment in the year of his retirement, the Company shall pay to the Executive, within 30 days after the date on which his employment terminates was a result of his retirement (the “Retirement Date”): (i) all accrued Base Salary and benefits through the Retirement Date, and (ii) the Average Incentive Amount, prorated based on the number of days elapsed in the current fiscal year as of the Retirement Date, and (iii) any other payments or benefits that may be approved by the Board in its sole discretion. Such payments shall be paid to the Executive on the first business day of the seventh month after the Retirement Date. All equity awards will be treated in accordance with the terms set forth in the Plans and Equity Award Agreements.

7.	ADDITIONAL COMPENSATION UPON TERMINATION

In the event that the Executive’s employment is terminated by the Company for any reason other than pursuant to section 4 c and section 6), the provisions of this Section 7 shall determine the Executive’s entitlement to compensation and benefits in addition to the Base Salary for the term of the ordinary notice period.

(a)	If the Executive’s employment terminates due to his death or disability, the Company shall pay to the Executive, or his legal representative or estate, as the case may be, within 30 days after the Date of Termination all Accrued Benefits.

(b)	If the Executive’s employment terminates for any other reason than (i) death, (ii) termination with immediate effect or (iii) termination by the Executive, the Executive shall be entitled to the following payments and benefits: (i) the target Annual Incentive Amount, prorated based on the number of days elapsed in the current fiscal year as of the final day of the notice period (“Date of Termination”), (ii) an amount equal to 12 months’ Base Salary at the rate in effect on the Date of Termination, (iii) an amount equal to the target Annual Incentive Amount,. The Company shall pay the Executive in accordance with normal payroll practices or within such reasonably practical time period.

(c)	Notwithstanding the foregoing, if the Executive’s employment terminates in connection with a Change in Control as defined in Section 24 hereof, the provisions of Section 24 shall govern.

(d)	In the event of the Executive’s termination of employment other than by the Company with immediate effect for a valid reason or due to the Executive’s death, the Executive agrees to execute a general release in a form acceptable to the Company. Any payments and provision of benefits to the Executive in this Section (other than the Accrued Benefits) shall be conditioned on the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release.

8.	INDEMNIFICATION

The Company shall indemnify the Executive (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding provided approved by the Board) by the laws of Ireland, as in effect at the time of the subject act or omission; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of his being or having been a director, officer or Executive of the Company or any of its subsidiaries; provided, however, that no indemnification shall be made to the Executive for losses relating to any disgorgement remedy contemplated by Section 16 of the Securities and Exchange Act of 1934. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses, provided, however, that if a conflict of interest exists between the Company and the Executive such that it is not legally practicable for the Company to assume the Executive’s defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company’s expense.

9.	EXPENSES AND REPRESENTATION ALLOWANCE

(a)	Expenses: During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of, or in the service of the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as applicable, from time to time. Without limited the generality of the foregoing, the Executive must submit reimbursement requests within one year after incurring the underlying expense, provided that no reimbursements shall occur more than twelve months after the expense is submitted for reimbursement.

(b)	Annual housing allowance: The Executive shall be entitled to an initial housing allowance in the amount of CHF92,040. This amount will be reduced over the next 4 years as follows:

•	Effective January 1, 2011: continuation of housing allowance at CHF92,040.

•	Effective January 1, 2012: 50% reduction of CHF92,040 or reduction of CHF46,020. Housing allowance for 2012 will be CHF46,020.

•	Effective January 1, 2013: 50% reduction of CHF46,020 or reduction of CHF23,010. Housing allowance for 2013 will be CHF23,010.

•	Effective January 1, 2014: Housing allowance benefit will no longer be paid to the executive.

(c)	School Allowance: During the term of this Agreement, the Executive shall be entitled to reimbursement of 100% of actual school fees for his children to attend an international school in Switzerland until the completion of secondary education.

(d)	Allowance for Tax Advice: The Executive shall be entitled to reimbursement for reasonable tax advice and preparation.

10.	SOCIAL SECURITY CONTRIBUTIONS

The Executive and the Company shall each pay half of the contributions for any payment made under Sections 5, 7 and 9, which are owed as a matter of law for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Executive’s contributions are deducted by the Company from his gross salary.

11.	PENSION PLAN

The Executive shall participate in the Company’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan, as amended from time to time. The Executive’s contributions are deducted by the Company from his gross salary.

12.	TAXES

The Company shall deduct all taxes required by law from all amounts payable under this Agreement.

13.	ILLNESS INSURANCE COVERAGE

(a)	In case of the Executive’s inability to perform his duties under this Employment Agreement due to illness, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness. The Company shall bear the contributions for the insurance for loss of earnings.

(b)	If there is no insurance for loss of earnings due to illness, the Employer’s obligation to continue to pay the Executive’s salary is determined by Art. 324a of the Code of Obligations.

(c)	The Executive’s medical coverage shall continue with Sanitas Medical Insurance Co. The cover includes medical treatment costs in the private ward of hospitals as well as medical treatment costs worldwide. The premiums for this cover are paid by PartnerRe Global.

14.	ACCIDENT INSURANCE COVERAGE

The Executive is insured against occupational as well as non-occupational accidents. The Company shall bear the contributions for the insurance.

15.	VACATION

(a)	The Executive is entitled to 5 weeks of paid vacation (25 working days) per year.

(b)	The vacation dates shall be subject to the prior approval of the CEO.

16.	CONFIDENTIALITY, TRADE SECRETS

Due to the Executive’s position within the Company, he will have access to business secrets as well as customer data. All trade secrets including customer data, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Executive by the Company or any of its Executives and which the Executive gets acquainted with during the employment relationship with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Executive shall keep such information secret and shall refrain from disclosing it or using it in any way for his/her own benefit or for the benefit of any person other than the Company.

Unless otherwise required by law or judicial process, the Executive shall retain in confidence during and after termination of the Executive’s employment with the Company all confidential information known to the Executive concerning the Company and its business. This clause shall remain in effect in perpetuity or until such confidential information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive’s actions. Violation by the Executive of this Section 16 will give the Company the right to immediately terminate any and all future payments including any post termination exercise periods.

17.	COMPANY PROPERTY

The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during the term of his employment hereunder are the sole property of the Company (“Company Property”). During the term of his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under the Agreement. When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

18.	INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Executive makes while performing his employment activity and contractual duties or to which the Executive contributes belong to the Company, regardless of their protectability.

Inventions and designs which the Executive makes while performing his employment activity but not during the performance of his contractual duties or to which the Executives contributes are assigned to the Company without further formalities. The Executive shall inform the Company of such inventions or designs. The Company shall inform the Executive in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Executive. In case that the invention or the design is not released to the Executive, the Company shall pay him an adequate compensation within the meaning of Art. 332 (4) Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Executive creates while performing his/her employment activity, whether or not during the performance of his contractual duties, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

19.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the benefits and entitlements provided by this Agreement, the Executive agrees that, during his employment hereunder and for a 12 month period following the date of Termination he will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a)	Solicit, encourage, induce or accept business (i) from any clients of the Company or its affiliates, (ii) from any prospective clients whose business the Company or any of its affiliates is in the process of soliciting at the time of the Executive’s termination, or (iii) from any former clients which had been doing business with the Company or its affiliates within one year prior to the Executive’s termination;

(b)	Solicit or hire any employee of the Company or its affiliates to terminate such employee’s employment with the Company; provided

(c)	Nothing contained in this Section 19 shall prohibit the Executive from making investments in or from serving as an officer or employee of a firm or corporation which is not directly or indirectly engaged in the same type of business as the Company.

In case of violation of this non-competition clause, the Executive shall pay to the Company liquidated damages in the amount of twelve months base salary applicable at the time of the violation for each instance of violation. The payment of liquidated damages shall not discharge the Executive from complying with this non-competition undertaking.

In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request specific performance of this provision and to apply to the courts for injunctive relief.

20.	MISCELLANEOUS

(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or heirs.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address maintained in the Company’s employment records.

If to the Company:

PartnerRe Ltd.:

Attn: Chief Executive Officer

Wellesley House

90 Pitts Bay Road

Pembroke HM08

Bermuda

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(d)	The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties, including, without limitation, the Employment Agreement by and between the Executive effective October 1, 2010, respecting the provision of services by the Executive to the Company other than the provisions of any Plan or Benefit Plan or award or other instrument entered into thereunder.

(e)	The parties further agree that the provisions of this Agreement may not be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)	The form and timing of all payments under this Agreement shall be made in a manner which complies with all applicable laws, rules and regulations.

(g)	Except as set forth in the Plans, Equity Award Agreements or Benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

21.	SEVERABILITY AND JUDICIAL MODIFICATION

If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

22.	SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Section 8 and Sections 16 through 19 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

23.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of Switzerland, without regard to the principles of conflict of laws. Each party agrees to submit to the exclusive jurisdiction of the ordinary courts of the canton of Zurich, Switzerland.

24.	CHANGE OF CONTROL

The terms of the Change in Control Policy (the “CIC Policy”; Annex 5) as approved by the Compensation Committee and any amendment thereto, shall apply to the Executive. The CIC Policy shall be incorporated in this Agreement and shall be binding on the Executive as if such CIC Policy were contained herein verbatim.

25.	ANNEXES

The agreements and regulations attached to this Employment Agreement, as amended from time to time, form an integral part of this Agreement.

Signature page follows.

PartnerRe Holdings Europe Limited, Zurich Branch

Name: Costas Miranthis	Executive – Emmanuel Clarke
Title: Director

Place, Date:

ANNEXES

1.	Articles of Incorporation and Regulations

2.	Terms and Conditions of Employment

3.	Annual Incentive Plan

4.	Equity Plans of PartnerRe Ltd.

5.	Change in Control Policy (CIC)